Exhibit 10.2

COMPUTER PROGRAMS AND SYSTEMS, INC.

2012 RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

RESTRICTED STOCK

AWARD AGREEMENT

Subject to acceptance of this Restricted Stock Award Agreement (this “Award Agreement”), including the attached terms and conditions (which form a part of this Award Agreement), you have been awarded the following shares of Restricted Stock under the Computer Programs and Systems, Inc. 2012 Restricted Stock Plan for Non-Employee Directors (the “Plan”):

Name of Grantee:

Total Number of Shares Granted:

Date of Grant:

These Shares Will Vest as Follows:	100% vesting on the third anniversary of the Date of Grant.

Except as otherwise specified in the attached terms and conditions or the Plan, vesting of the award is conditioned upon your serving continuously as a director of the Company from the Date of Grant to the vesting date.

By your signature and the signature of the Company’s representative below, you and the Company agree that the foregoing Restricted Stock is granted under and governed by the terms and conditions of the Plan and the terms and conditions of this Award Agreement, both of which are attached to and made a part of this document.

Grantee	Computer Programs and Systems, Inc.

By:
Name:
Title:

Computer Programs and Systems, Inc.

2012 Restricted Stock Plan for Non-Employee Directors

TERMS AND CONDITIONS OF

RESTRICTED STOCK AWARD AGREEMENT

AWARD AGREEMENT

These terms and conditions are made part of the Restricted Stock Award Agreement (the “Award Agreement”) dated as of                      (the “Grant Date”) awarding shares of restricted stock pursuant to the terms of the Computer Programs and Systems, Inc. 2012 Restricted Stock Plan for Non-Employee Directors (the “Plan”). To the extent the terms of the Award Agreement (all references to which will include these terms and conditions) conflict with the Plan, the terms of the Award Agreement will govern.

Capitalized terms that are not defined in the Award Agreement will have the same meaning as set forth in the Plan.

Computer Programs and Systems, Inc. will be referred to throughout the Award Agreement as the “Company.”

VESTING SCHEDULE	This award will vest according to the schedule set forth on your Award Agreement, provided that you continuously serve as a director of the Company through the vesting date or you meet the requirement for continued vesting described below.

ACCELERATED VESTING

The Restricted Stock shall automatically become vested in full if any of the following events occur:

•   A Change in Control (as defined in the Plan) of the Company has occurred;

•   You die while you are serving as a director of the Company; or

•   Your directorship position with the Company terminates by reason of your Disability (as defined in the Plan).

Upon vesting of the Restricted Stock, the shares shall no longer be subject to transfer restrictions other than such restrictions as may be imposed by law over which the Company has no control.

TRANSFER RESTRICTIONS	The Restricted Stock may not be transferred, sold, exchanged, pledged or otherwise disposed of prior to vesting other than in the limited situations discussed in the Plan.

FORFEITURE	If, prior to the vesting of the Restricted Stock, your service as a director of the Company is terminated for any reason (other than as set forth under “Accelerated Vesting” above), then you shall, for no consideration, forfeit to the Company all of the Restricted Stock that has not yet vested in accordance with this Award Agreement. Upon recommendation of the Chief Executive Officer and unanimous approval by the Compensation Committee (except that if you are at such time a member of the Compensation Committee, then you shall abstain from the decision), the Compensation Committee may choose to accelerate the vesting of all or any portion of the Restricted Stock that has not vested.

VOTING AND DIVIDEND RIGHTS	A certificate(s) evidencing the Restricted Stock (the “Certificate”) shall be issued by the Company in your name pursuant to which you will have voting rights and shall be entitled to receive dividends (if any) unless and until the Restricted Stock is forfeited pursuant to the provisions of this Award Agreement.

STOCK CERTIFICATES AND LEGENDS	The Certificate shall bear a legend evidencing the nature of the Restricted Stock. Upon the lapse of the transfer restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued without such legend in your name for the Restricted Stock upon which the transfer restrictions lapsed.

ESCROW AND STOCK POWER

To facilitate the enforcement of the transfer restrictions set forth in the preceding paragraphs and in the Plan, the Company may cause the Certificate to be delivered to a designated escrow agent (which may, but need not be, the Company) until a forfeiture occurs or the transfer restrictions lapse pursuant to the terms of the Plan and this Award Agreement.

The Company may also require you to deliver a stock power, endorsed in blank, relating to the Restricted Stock then subject to transfer restrictions.

TERM	This Award Agreement terminates when all Restricted Stock is either vested or forfeited as provided in the Plan or this Award Agreement.

WITHHOLDING TAXES AND STOCK WITHHOLDING	You will be required to deliver to the Company at the time of vesting such amount of money or shares of unrestricted Stock as the Company may require to meet its withholding obligation under applicable tax laws and regulations, and if you fail to do so, the Company is authorized to withhold from any cash or stock remuneration then or thereafter payable to you any tax required to be withheld.

TAX ELECTION	You may, but are not required to, elect to apply the rules of Section 83(b) of the Code to the issuance of Restricted Stock hereunder. You may make an 83(b) Election only with the prior written approval of the Compensation Committee.

RESTRICTIONS ON RESALE

By signing this Award Agreement, you agree not to sell any vested or non-vested Restricted Stock at a time when applicable laws (including federal and state securities laws) or Company policies prohibit a sale.

You understand that resales of stock after the time the Restricted Stock ceases to become subject to restrictions or forfeiture by persons who may be considered “affiliates” of the Company under Rule 144 of the Securities Act of 1933 (the “1933 Act”“), which include non-employee directors of the Company, may be made only in compliance with the applicable provisions of Rule 144 or pursuant to a separate registration for the sale of such shares.

INVESTMENT INTENT	You represent and warrant that (1) you are receiving the Restricted Stock for your own account and not with a view to distribution within the meaning of the 1933 Act, other than as may be effected in compliance with the 1933 Act and the rules and regulations promulgated thereunder; (2) no one else will have any beneficial interest in the Restricted Stock; and (3) you have no present intention of disposing of the Restricted Stock at any particular time.

RETENTION RIGHTS	Neither your Restricted Stock nor this Award Agreement give you the right to continue to serve as a director of the Company or otherwise to be retained by the Company in any capacity.

APPLICABLE LAW	This Award Agreement will be interpreted and enforced under the laws of the State of Delaware (excluding their choice of law provisions).

THE PLAN AND OTHER AGREEMENTS

The text of the Plan is incorporated in this Award Agreement by reference.

This Award Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Stock. Any prior agreements, commitments or negotiations concerning the Restricted Stock are superseded. This Award Agreement may be amended only by another written agreement, signed by both parties.

BY SIGNING THE AWARD AGREEMENT ATTACHED HERETO, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.